Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Healthland Holding Inc.:

We consent to the use of our report dated May 1, 2015, except as to Note 1(d), Note 1(k), Note 8 and Note 12, which are as of January 22, 2016, with respect to the consolidated balance sheets of Healthland Holding Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference to the Form 8-K/A of Computer Programs and Systems, Inc. dated February 23, 2016, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 1, 2015, except as to Note 1(d), Note 1(k), Note 8 and Note 12, which are as of January 22, 2016, contains an emphasis of matter paragraph that states, as discussed in note 1 to the consolidated financial statements, the Company voluntarily changed its method of accounting for deferred software, hardware and services costs. Such changes are reflected in the consolidated financial statements through retrospective application to all periods presented.

/s/ KPMG LLP

Minneapolis, Minnesota

February 23, 2016